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  FORM 3
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U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of       2. Date of Event Requiring           4.  Issuer Name and Ticker or Trading Symbol
   Reporting Person*            Statement (Month/Day/Year)
                                November 10, 2000                     LabOne, Inc.

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(Last) (First) (Middle)      3. IRS or Social Security Number     5. Relationship of Reporting Person to    6. If Amendment, Date of
                                of Reporting Person                  Issuer (Check all applicable)             Original
Hartman, Troy L.                (Voluntary)                                                                    (Month/Day/Year)
                                                                     __Director            __10% Owner

                                                                     X Officer             __Other
                                                                       (give title below)    (specify below)

                                                                     Executive Vice President, ExamOne Affiliates & Corp. Offices



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          (Street)                                                                                          7. Individual or Joint/
                                                                                                               Group Filing (Check
13107 W. 127th Terrace                                                                                         applicable Line)

                                                                                                               X  Form filed by One
                                                                                                                  Reporting Person
                                                                                                               __ Form filed by More
                                                                                                                  than One Reporting
                                                                                                                  Person
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(City) (State) (Zip)                                        Table 1 - Non-Derivative Securities Beneficially Owned
Overland Park, Kansas 66213
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1. Title of Security         2. Amount of                         3. Ownership                   4. Nature of Indirect
                                Securities                           Form:  Direct                  Beneficial Ownership
                                Beneficially Owned                   (D) or Indirect                (Instr. 5)
                                (Inst. 4)                            (I) (Instr. 5)
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*  If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).  Reminder:  Report on a  separate  line for each
   class of securities beneficially owned directly or indirectly.               (Print or Type Responses)

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(Table Continued)

FORM 3 (cont'd.) Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of                  2. Date exer-           3. Title and                4. Conver-        5. Ownership        6. Nature of
   Derivative                   cisable and             Amount of                   sion or           Form of             Indirect
   Security                     Expiration              Securities                  Exercise          Derivative          Beneficial
   (Inst. 4)                    Date (Month/            Underlying                  Price of          Security:           Ownership
                                Day/Year)               Derivative                  Derivative        Direct (d)          (Instr. 5)
                                                        Security                    Security          or Indirect
                                                        (Inst. 4)                                     (I) (Instr.
                                                                                                       5)
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                              Date        Expira-                     Amount
                              Exer-       Tion           Title        or Number
                              cisable     Date                        of Shares
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Employee Longterm Incentive   02/10/2005  02/10/2010  Common Stock       5,000   $6.9375           D
Stock Plan (02/10/00)
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                             /s/ Troy L. Hartman             11/21/00
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                             Troy L. Hartman by Randy        Date
                             Shelton as attorney-in-fact



Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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